RESTATED ARTICLES OF INCORPORATION OF
LINCOLN NATIONAL CORPORATION

ARTICLE I
Name

The name of the Corporation is Lincoln National Corporation.

ARTICLE II
Number, Terms and Voting Rights of Shares

Section 1.  Number and Classes of Shares. The total number of shares which the Corporation shall have authority to issue is eight hundred ten million (810,000,000) shares, consisting of eight hundred million (800,000,000) shares of a single class of shares to be known as Common Stock, and ten million (10,000,000) shares of a single class of shares to be known as Preferred Stock.

Section 2.  Terms of Common Stock. Only when all dividends accrued on all preferred or special classes of shares entitled to preferential dividends shall have been paid or declared and set apart for payment, but not otherwise, the holders of Common Stock shall be entitled to receive dividends, when and as declared by the Board of Directors.  In event of any dissolution, liquidation or winding up of the Corporation, the holders of the Common Stock shall be entitled, after due payment or provision for payment of the debts and other liabilities of the Corporation, and the amounts to which the holders of preferred or special classes of shares may be entitled, to share ratably in the remaining net assets of the Corporation.

Section 3.  Voting Rights of Common Stock. Except as otherwise provided by law, every holder of Common Stock of the Corporation shall have the right at every shareholders’ meeting to one vote for each share of Common Stock standing in his name on the books of the Corporation on the date established by the Board of Directors as the record date for determination of shareholders entitled to vote at such meeting.

Section 4.  Terms of Preferred Stock. The Board of Directors shall have authority to determine and state in the manner provided by law the rights, preferences, qualifications, limitations and restrictions (other than voting rights) of the Preferred Stock.  The Preferred Stock may be issued in one or more series for such an amount of consideration as may be fixed from time to time by the Board of Directors, and the Board of Directors shall have authority to determine and state in the manner provided by law the designations and the relative rights, preferences, qualifications, limitations and restrictions (other than voting rights) of each series.

Section 5.  Voting Rights of Preferred Stock.  Except as otherwise provided by law, every holder of Preferred Stock of the Corporation shall have the right at every shareholders’ meeting to one vote for each share of Preferred Stock standing in his name on the books of the Corporation on the date established by the Board of Directors as the record date for determination of shareholders entitled to vote at such meeting.

At any time when six or more quarterly dividends, whether or not consecutive, on the Preferred Stock, or on any one or more series thereof, shall be in default, the holders of all Preferred Stock at the time or times outstanding as to which such default shall exist shall be entitled, at the next annual meeting of shareholders, voting as a class, to vote for and elect two Directors of the Corporation.

In the case of any vacancy in the office of a Director occurring among the Directors elected by the holders of the shares of the Preferred Stock voting as a class pursuant to this Section, the remaining Director or Directors elected by the holders of the shares of the Preferred Stock pursuant to this Section may elect a successor or successors to hold office until the next annual or special meeting of the shareholders.

At all meetings of shareholders held for the purpose of electing Directors during such time as the holders of the shares of the Preferred Stock shall have the right, voting as a class, to elect Directors pursuant to this Section, the presence in person or by proxy of the holders of a majority of the outstanding shares of the Preferred Stock then entitled, as a class, to elect Directors pursuant to this Section shall be required to constitute a quorum of such class for the election of Directors; provided, that the absence of a quorum of the holders of Preferred Stock shall not prevent the election at any such meeting or adjournment thereof of Directors by any other class or classes of stock if the necessary quorum of the holders of such stock is present in person or by proxy at such meeting.

The right of the holders of Preferred Stock, voting as a class, to participate in the election of Directors pursuant to this Section shall continue in effect, in the case of all Preferred Stock entitled to receive cumulative dividends, until all accumulated and unpaid dividends have been paid or declared and set apart for payment on all cumulative Preferred Stock, the holders of which shall have been entitled to vote at the previous annual meeting of shareholders, or in the case of all non-cumulative Preferred Stock until non-cumulative dividends have been paid or declared and set apart for payment for four consecutive quarterly dividend periods on all non-cumulative Preferred Stock, the holders of which shall have been entitled to vote at the previous annual meeting of shareholders, and thereafter the right of the holders of Preferred Stock, voting as a class, to participate in the election of Directors pursuant to this Section shall terminate.

Upon termination of the right of the holders of Preferred Stock, voting as a class, to participate in the election of Directors pursuant to this Section, the term of office of each Director then in office elected by the holders of the Preferred Stock shall terminate, and any vacancy so created may be filled as provided by the bylaws of the Corporation.

Any Director or Directors elected by the holders of Preferred Stock, voting as a class pursuant to this Section, may be removed, with or without cause, only by a vote of the holders of three-fourths of the outstanding shares of Preferred Stock taken at a meeting as provided by Section 4 of Article III of these Articles of Incorporation.

The Corporation shall not, without the approval of the holders of at least two-thirds of the Preferred Stock at the time outstanding, voting as a class:

(a)
Amend these Articles of Incorporation to create or authorize any kind of stock ranking prior to or on a parity with the Preferred Stock with respect to payment of dividends or distribution on dissolution, liquidation or winding up, or create or authorize any security convertible into shares of stock of any such kind; or

(b)
Amend, alter, change or repeal any of the express terms of the Preferred Stock, or of any series thereof, then outstanding in a manner prejudicial to the holders thereof; provided, that if any such amendment, alteration, change or repeal would be prejudicial to the holders of one or more, but not all, of the series of the Preferred Stock at the time outstanding, only such consent of the holders of two-thirds of the total number of outstanding shares of all series so affected shall be required, unless a different or greater vote shall be required by law; or

(c)
Authorize the voluntary dissolution of the Corporation or any revocation of dissolution proceedings theretofore approved, authorize the sale, lease, exchange, or other disposition of all or substantially all of the property of the Corporation, or approve any limitation of the term of existence of the Corporation; or

(d)
Merge or consolidate with another corporation in such manner that the Corporation does not survive as a continuing entity, if thereby the rights, preferences, or powers of the Preferred Stock would be adversely affected, or if there would thereupon be authorized or outstanding securities which the Corporation, if it owned all of the properties then owned by the resulting corporation, could not create without the approval of the holders of the Preferred Stock.

Section 6.  Class Voting.  The holders of the outstanding shares of a class, or of any series thereof, shall not be entitled to vote as a class except as shall be expressly provided by this Article or by law.

ARTICLE III
Directors

Section 1.  Number.  The initial Board of Directors shall be composed of thirteen members.  The number of Directors may from time to time be fixed by the bylaws of the Corporation at any number not less than three.  In the absence of a bylaw fixing the number of Directors, the number shall be thirteen.

Section 2.  Qualifications.  Directors need not be shareholders of the Corporation, but shall have other qualifications as the bylaws of the Corporation prescribe.

Section 3.  Classification.  When the Board of Directors consists of nine or more members, the bylaws of the Corporation may provide that the Directors shall be divided into two or more classes whose terms of office shall expire at different times, but no term shall continue longer than three years.

Section 4.  Removal.  Any or all of the members of the Board of Directors may be removed, with or without cause, at a meeting of shareholders called expressly for that purpose by a vote of the holders of three-fourths of the shares of the Corporation outstanding and then entitled to vote at an election of Directors.

Section 5.  Amendment, Repeal, etc.  Notwithstanding anything contained in these Articles of Incorporation to the contrary, the affirmative vote of the holders of at least three-fourths of the shares of the Corporation outstanding and then entitled to vote at an election of Directors, voting together and not by class, shall be required to alter, amend, repeal, or adopt provisions inconsistent with, this Article III of these Articles of Incorporation.

Section 6.  Election of Directors.  The Directors to be elected at each annual meeting of shareholders shall be chosen by the majority of votes cast by the holders of shares entitled to vote in the election at the meeting, provided a quorum is present; provided however, that if the election is a contested election, then the Director shall be elected by the vote of a plurality of the votes cast by the holders of shares entitled to vote, provided a quorum is present.  The election is “contested” if there are more nominees than vacancies on the Board of Directors, which shall be the case if: (i) a shareholder has properly nominated a person for election to the Board of Directors in compliance with the Corporation’s bylaws or applicable law and (ii) such nomination has not been withdrawn by such shareholder on or prior to ten (10) days in advance of the date that the Corporation files its definitive proxy statement with the Securities and Exchange Commission with respect to such election (regardless of whether such proxy statement is thereafter revised or supplemented).

If the holders of Preferred Stock are entitled to elect any Directors voting separately as a class or series, those Directors shall be elected by a plurality of the votes cast by the holders of shares of Preferred Stock entitled to vote in the election at the meeting, provided a quorum of the holders of shares of Preferred Stock is present.

ARTICLE IV
Provisions for Regulation of Business and Conduct of Affairs of Corporation

Section 1.  Shares of Subsidiary Stock. No shares of the Common Stock of The Lincoln National Life Insurance Company owned by the Corporation shall be sold, leased, exchanged, mortgaged, pledged, or otherwise disposed of except by the vote of the holders of three-fourths of the shares of the Corporation outstanding and entitled to vote thereon at an annual or special meeting of the shareholders held upon notice which includes notice of the proposed sale, lease, exchange, mortgage, pledge, or other disposition.

Section 2.  Amendment of the Bylaws.  The bylaws may be altered, amended or repealed and new bylaws may be made by a majority of the whole board of directors at any regular or special meeting of the board of directors.  Any bylaws made by the directors under the powers conferred hereby may be altered, amended or repealed by the directors or shareholders, provided, however, that no bylaw may be adopted that is inconsistent with the Indiana Business Corporation Law, as the same may be amended from time to time.  Notwithstanding the foregoing and anything in these Articles of Incorporation to the contrary, Sections 2, 5, 10, 11, 12 and 13 of Article I, Sections 1, 2, 3, 4, 5, 6, 7 and 10 of Article II, and all sections of Articles VII, VIII and IX of the bylaws of the Corporation shall not be altered, amended or repealed by the shareholders and no provision inconsistent therewith shall be adopted without either:

a. the approval of the board of directors, or

b. at any regular or special meeting of the shareholders upon the affirmative vote of the holders of three-fourths (3/4) or more of the combined voting power of the outstanding shares of the corporation entitled to vote generally in the election of directors if notice of such alteration, amendment or repeal is contained in the notice of such meeting.

ARTICLE V
Provisions for Certain Business Combinations

Section 1.  Vote Required.

Clause (a).  Higher Vote for Certain Business Combinations.  In addition to any affirmative vote required by law or these Articles of Incorporation, and except as otherwise expressly provided in Section 2 of this Article V:

1.
any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (A) any Interested Shareholder (as hereinafter defined), or (B) any other corporation (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Shareholder; or

2.
any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any Affiliate of any Interested Shareholder of any assets, of the Corporation or any Subsidiary, having an aggregate Fair Market Value of $1,000,000 or more; or

3.
the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Shareholder or any Affiliate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $1,000,000 or more; or

4.	the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Shareholder or any Affiliate of any Interested Shareholder; or

5.
any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Shareholder or any Affiliate of any Interested Shareholder;

shall require the affirmative vote of the holders of at least three-fourths of the shares of the Corporation outstanding and then entitled to vote at an election of directors (the “Voting Stock”), voting together and not by class (it being understood that for purposes of this Article V, each share of the Voting Stock shall have the number of votes granted to it pursuant to Article II of these Articles of Incorporation).  Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

Clause (b). Definition of “Business Combination”.  The term “Business Combination” as used in this Article V shall mean any transaction which is referred to in any one or more of paragraphs 1 through 5 of Clause (a) of this Section 1.

Section 2. When Higher Vote is Not Required.  The provisions of Section 1 of this Article V shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of these Articles of Incorporation, if all of the conditions specified in either of the following Clauses (a) and (b) are met:

Clause (a). Approval by Continuing Directors.  The Business Combination shall have been approved by a majority of the Continuing Directors (as hereinafter defined).

Clause (b). Price and Procedure Requirements.  All of the following conditions shall have been met:

1.
The aggregate amount of the cash and the Fair Market Value (as hereinafter defined), as of the date of the consummation of the Business Combination, of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the higher of the following:

A.
the Highest Per Share Price paid by the Interested Shareholder for any shares of Common Stock acquired by it (i) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the “Announcement Date”) or (ii) in the transaction in which it became an Interested Shareholder, whichever is higher; and

B.
the Fair Market Value per share of Common Stock on the Announcement Date or on the date on which the Interested Shareholder became an Interested Shareholder (such latter date is referred to in this Article V as the “Determination Date”), whichever is higher.

2.
The aggregate amount of the cash and the Fair Market Value, as of the date of the consummation of the Business Combination, of consideration other than cash to be received per share by holders of shares of any other class of outstanding Voting Stock shall be at least equal to the highest of the following (it being intended that the requirements of this Clause (b)2 shall be required to be met with respect to every class of outstanding Voting Stock whether or not the Interested Shareholder has previously acquired any shares of a particular class of Voting Stock):

A.
the Highest Per Share Price paid by the Interested Shareholder for any shares of such class of Voting Stock acquired by it (i) within the two-year period immediately prior to the Announcement Date or (ii) in the transaction in which it became an Interested Shareholder, whichever is higher;

B.
the highest preferential amount per share to which the holders of shares of such class of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and

C.	the Fair Market Value per share of such class of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher.

3.
The consideration to be received by holders of a particular class of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as the Interested Shareholder has previously paid for shares of such class of Voting Stock.  If the Interested Shareholder has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration for such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock previously acquired by it.

4.
After such Interested Shareholder has become an Interested Shareholder and prior to the consummation of such Business Combination: (A) except as approved by a majority of the Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor any full periodic dividends (whether or not cumulative) on the outstanding Preferred Stock, No Par Value; (B) there shall have been (i) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Continuing Directors, and (ii) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors; and (C) such Interested Shareholder shall not have become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Shareholder becoming an Interested Shareholder.

5.
After such Interested Shareholder has become an Interested Shareholder, such Interested Shareholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation (or any Subsidiary of the Corporation), whether in anticipation of or in connection with such Business Combination or otherwise.

6.
A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall have been mailed to shareholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement was required to be mailed pursuant to such Act or subsequent provisions).

Section 3. Certain Definitions.  For the purposes of this Article V:

Clause (a). A “person” shall include any individual, firm, corporation or other entity.  When two or more persons act as a partnership, limited partnership, syndicate, or other group for the purpose of acquiring Voting Stock of the Corporation, such partnership, syndicate or group shall be deemed a “person”.

Clause (b). “Interested Shareholder” shall mean any person (other than the Corporation or any Subsidiary) who or which:

1.	is the beneficial owner, directly or indirectly, of more than 10% of the voting power of the outstanding Voting Stock; or

2.
is an Affiliate (as hereinafter defined) of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding Voting Stock; or

3.
is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

Clause (c). A person shall be a “beneficial owner” of any Voting Stock:

1.	which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly; or

2.
which such person or any of its Affiliates or Associates has (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding; or

3.
which is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

Clause (d). For the purpose of determining whether a person is an Interested Shareholder pursuant to Clause (b) of this Section 3, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of Clause (c) of this Section 3 but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

Clause (e). “Affiliate” or “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on January 13, 1985.

Clause (f). “Subsidiary” means any corporation of which a majority of any class of equity securities is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Shareholder set forth in Clause (b) of this Section 3, the term “Subsidiary” shall mean only a corporation of which a majority of each class of equity securities is owned, directly or indirectly, by the Corporation.

Clause (g). “Continuing Director” means any member of the Board of Directors of the Corporation (the “Board”) who is unaffiliated with the Interested Shareholder and was a member of the Board prior to the time that the Interested Shareholder became an Interested Shareholder, and any successor of a Continuing Director who is unaffiliated with the Interested Shareholder and is recommended to succeed a Continuing Director by a majority of Continuing Directors then on the Board.

Clause (h). “Fair Market Value” means:

1.
in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stock, or if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing sale price, or, if none, the highest closing bid quotation with respect to a share of such stock during the 30-

day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value of a share of such stock as determined by a majority of the Continuing Directors in good faith, in any case with respect to any class of stock, appropriately adjusted for any dividend or distribution in shares of such stock or any stock split, reclassification, recapitalization or combination of outstanding shares of such stock into a greater or lesser number of shares of such stock; and

2.	in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by a majority of the Continuing Directors in good faith.

Clause (i). References to “Highest Per Share Price” shall in each case with respect to any class of stock reflect an appropriate adjustment for any dividend or distribution in shares of such stock or any stock split, reclassification, recapitalization or combination of outstanding shares of such stock into a greater or lesser number of shares of such stock.

Clause (j). In the event of any Business Combination in which the Corporation survives, the phrase “consideration other than cash to be received” as used in Clauses (b)1 and 2 of Section 2 of this Article V shall include the shares of Common Stock and/or the shares of any other class of outstanding Voting Stock owned by the holders of such shares.

Section 4. Powers of the Board of Directors.  A majority of the Continuing Directors of the Corporation shall have the power and duty to determine for the purposes of this Article V, on the basis of information known to them after reasonable inquiry, (a) whether a person is an Interested Shareholder, (b) the number of shares of Voting Stock beneficially owned by any person, (c) whether a person is an Affiliate or Associate of another, and (d) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $1,000,000 or more.

Section 5. No Effect on Fiduciary Obligations of Interested Shareholders. Nothing contained in this Article V shall be construed to relieve any Interested Shareholder from any fiduciary or other obligation imposed by law.

Section 6. Amendment, Repeal, etc.  Notwithstanding any other provisions of these Articles of Incorporation or the bylaws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, in these Articles of Incorporation or the bylaws of the Corporation), the affirmative vote of the holders of three-fourths or more of the voting power of the shares of the then outstanding Voting Stock, voting together and not by class, shall be required to alter, amend, repeal, or adopt provisions inconsistent with, this Article V of these Articles of Incorporation.